Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kirby Corporation:

We consent to the use of our reports dated February 23, 2017, with respect to the consolidated balance sheets of Kirby Corporation and consolidated subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of earnings, comprehensive income, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Houston, Texas
October 16, 2017